Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2017, with respect to the consolidated financial statements of Cascadian Therapeutics, Inc. incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Seattle Genetics, Inc. for the registration of common stock, preferred stock, debt securities, and warrants.

/s/ Ernst & Young LLP

Seattle, Washington

January 31, 2018